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Exhibit 99.3

Letter to DTC Participants Regarding the Offer to Exchange

Any and All Outstanding 11 3/4% Senior Secured Notes due 2017
for
11 3/4% Senior Secured Notes due 2017
of

ONCURE HOLDINGS, INC.

Pursuant to the Prospectus dated                                    , 2011

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2011 UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

, 2011

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Enclosed for your consideration is a Prospectus dated                                    , 2011 (the "Prospectus") and a Letter of Transmittal (the "Letter of Transmittal") that together constitute the offer (the "Exchange Offer") of OnCure Holdings, Inc., a Delaware corporation (the "Company"), to exchange an aggregate principal amount of up to $210,000,000 of its outstanding 11 3/4% Senior Secured Notes due 2017 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal aggregate principal amount of its outstanding 11 3/4% Senior Secured Notes due 2017, issued and sold in a transaction exempt from registration under the Securities Act (the "Private Notes"), upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

        We are asking you to contact your clients for whom you hold Private Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Private Notes registered in their own name.

        Enclosed are copies of the following documents:

  1.
  The Prospectus;

  2.
  The Letter of Transmittal for your use in connection with the tender of Private Notes and for the information of your clients;

  3.
  The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Private Notes and all other required documents cannot be delivered to the Exchange Agent on or prior to the Expiration Date;

  4.
  A form of letter that may be sent to your clients for whose accounts you hold Private Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer; and

  5.
  Request for Taxpayer Identification Number and Certification on IRS Form W-9.

        DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

        Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2011 unless extended by the Company. We urge you to contact your clients promptly.

        You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Additional copies of the enclosed material may be obtained from the Exchange Agent, at the address and telephone numbers set forth in the Prospectus.

                      Very truly yours,
                      OnCure Holdings, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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  Exhibit 99.3